UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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QuinStreet, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 28, 2013

To our stockholders:

We will hold our annual meeting of stockholders at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404 on Monday, October 28, 2013, at 3:00 p.m. local time. We are holding this meeting for the purpose of considering and voting on:

(1) Election of two Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2016 annual meeting of stockholders or until their successors have been duly elected and qualified;

(2) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

(3) Approval by non-binding advisory vote of the fiscal year 2013 compensation awarded to our named executive officers; and

(4) The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on September 6, 2013 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 28, 2013: This Proxy Statement, along with the 2013 Annual Report to Stockholders, is available on the following website: http://investor.quinstreet.com/governance.cfm.

By order of the Board of Directors,

/s/ Douglas Valenti

Douglas Valenti

Chief Executive Officer

September 12, 2013

Foster City, California

This notice of annual meeting and proxy statement and form of proxy are being made available on or about September 12, 2013.

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950 Tower Lane, Suite 600, Foster City, California 94404

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2013 annual meeting of our stockholders to be held on Monday, October 28, 2013, beginning at 3:00 p.m., local time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. This proxy statement is first being mailed to our stockholders of record on or about September 18, 2013.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.

ABOUT THE MEETING

Purpose of the 2013 annual meeting of stockholders

The purpose of the 2013 annual meeting of stockholders is:

(1) To elect two Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2016 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

(3) To approve by non-binding advisory vote the fiscal year 2013 compensation awarded to our named executive officers; and

(4) To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The inspector of elections will treat shares referred to as “broker nonvotes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our common stock at the close of business on September 6, 2013 (the “Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, we had 43,246,306 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting as described below under “— Revoking Your Proxy”.

If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

By Internet. You may submit your proxy by following the “Internet” instructions on the proxy card. The deadline for voting electronically is 11:59 p.m. (Eastern Time) on October 27, 2013.

By Telephone. You may submit your proxy by following the “Telephone” instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. (Eastern Time) on October 27, 2013.

In Writing. You may do this by completing and signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares as recommended by the Board of Directors. If you return your signed proxy card to us before the annual meeting of stockholders, we will vote your shares as you direct.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. With respect to the nominees proposed to be elected to the Board at the meeting, you may vote for all, some or none of them. However, if you sign your proxy card but do not provide instructions, we will vote your shares as recommended by the Board of Directors.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card as the Company’s proxies will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of James Simons and Dana Stalder to serve as Class I directors for a three-year term expiring on the date of the 2016 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “Proposal 1 — Election of Class I Directors”);

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”); and

•	“FOR” the approval of fiscal year 2013 compensation awarded to our named executive officers (see “Proposal 3 — Approval of Fiscal year 2013 Compensation Awarded to Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality, and the nominees who receive the most votes will be elected. The two Class I director nominees with the most votes will be elected as Class I directors to serve terms ending at our 2016 annual meeting of stockholders. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any stockholders.

Approval of the ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal year 2013 compensation of our named executive officers each requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal and entitled to vote. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors and the advisory vote on executive compensation because NYSE rules treat those matters as non-routine.

•	Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, trustee or nominee, your broker, trustee or nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date prior to the deadlines noted above; (2) providing subsequent Internet or telephone voting instructions prior to the deadlines noted above; (3) notifying our Corporate Secretary in writing prior to the deadlines noted above that you have revoked your proxy; or (4) voting in person at the meeting. If you are a registered holder, you can vote at the meeting by attending the meeting and voting in person. For shares you hold beneficially in street name, you may vote in person at the meeting if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, and by attending the meeting and voting in person.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1:

ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as Class I directors described below, which proposal is designated as Proposal 1 on the enclosed proxy card.

Our Certificate of Incorporation currently provides for a classified Board of Directors. Our Board has nominated James Simons and Dana Stalder for election as Class I directors at the 2013 annual meeting of stockholders. We did not receive any nominations from stockholders. Each person elected as a Class I director at the annual meeting of stockholders will serve a three-year term expiring on the date of the 2016 annual meeting of stockholders or until his respective successor has been duly elected and qualified.

Unless authority to vote for any of these two nominees is withheld, the shares represented by your properly returned proxy will be voted FOR the election of James Simons and Dana Stalder as Class I directors. In the event that either James Simons and Dana Stalder becomes unable or unwilling to serve, the shares represented by your properly returned proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality, and the two nominees who receive the most votes will be elected. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election.

Each of our nominees has been chosen to stand for election in part because of his ability and willingness to ask relevant questions, understand QuinStreet’s challenges, and evaluate the strategies proposed by management, as well as the implementation of such strategies. Each of the nominees has a long record of professional integrity, a dedication to his profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill his professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of several privately-held companies. Specific experience, qualifications, attributes and skills of each nominee are described in each nominee’s biography below.

Nominees for Election as Class I Directors (Terms Expiring on the Date of the 2016 Annual Meeting of Stockholders, if Elected)

James Simons	Director since July 1999
Dana Stalder	Director since May 2003

Continuing Class II Directors (Terms Expiring on the Date of the 2014 Annual Meeting of Stockholders)

John G. McDonald	Director since September 2004
Gregory Sands	Director since July 1999
Robin Josephs	Director since May 2013

Continuing Class III Directors (Terms Expiring on the Date of the 2015 Annual Meeting of Stockholders)

William Bradley	Director since August 2004
Douglas Valenti	Director since July 1999

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies as of September 6, 2013 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with QuinStreet
Douglas Valenti	53	Chief Executive Officer and Chairman
William Bradley	70	Director
John G. McDonald	76	Director
Gregory Sands	47	Director
James Simons	50	Director
Dana Stalder	45	Director
Robin Josephs	53	Director
Bronwyn Syiek	49	President
Kenneth Hahn	47	Chief Financial Officer and Chief Operating Officer
Scott Mackley	40	Executive Vice President
Nina Bhanap	40	Chief Technology Officer
Margo Smith	41	Chief Legal Officer and Senior Vice President
Gregory Wong	40	Chief Accounting Officer and Vice President
Peter Brooks	40	Senior Vice President
Gregory O’Brien	35	Senior Vice President

Douglas Valenti

Mr. Valenti has served as our Chief Executive Officer and as a member of our Board of Directors since July 1999 and as our Chairman and Chief Executive Officer since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; at McKinsey & Company as a strategy consultant and engagement manager for three years; at Procter & Gamble in various management roles for three years; and for the U.S. Navy as a nuclear submarine officer for five years. He holds a Bachelor’s degree in Industrial Engineering from the Georgia Institute of Technology, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior in 1982, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. As a seasoned executive and Chief Executive Officer of QuinStreet since 1999, Mr. Valenti brings in-depth knowledge of QuinStreet’s operations and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.

William Bradley

Former Senator Bradley has served as a member of our Board of Directors since August 2004. Former Senator Bradley is a Managing Director of Allen & Company LLC, an investment bank, which he joined in November 2000. From April 2001 to June 2004, Former Senator Bradley also served as chief outside advisor to the nonprofit practice of McKinsey & Company. Former Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the state of New Jersey, and previously was a professional basketball player with the New York Knicks from 1967 to 1977. Former Senator Bradley currently serves on the board of directors of Starbucks Coffee Company (NASDAQ: SBUX), and he served on the boards of directors of Seagate Technology (NASDAQ: STX) until August 2010 and Willis Group Holdings (NYSE: WSH) until November 2012. Former Senator Bradley received a B.A. in American History from Princeton University and an M.A. in American History from Oxford University, where he was a Rhodes Scholar. Former Senator Bradley brings insight into governmental affairs which can assist the Company and the Board in evaluating regulatory matters. In addition, with his experience in the investment banking industry and as a director with public-company board experience, Former Senator Bradley brings valuable insight important to the Board in overseeing risk management, strategy and corporate governance practices.

John G. McDonald

Professor McDonald has served as a member of our Board of Directors since September 2004. Professor McDonald is the Stanford Investors Professor in the Stanford Graduate School of Business, where he has been a faculty member since 1968, specializing in investment management, entrepreneurial finance, principal investing, venture capital, and private equity investing. Professor McDonald also serves on the boards of directors of Plum Creek Timber Company (NYSE: PCL), Scholastic Corporation (NASDAQ: SCHL), and iStar Financial, Inc. (NYSE: SFI). Professor McDonald previously served on the boards of directors of 13 mutual funds managed by Capital Research and Management Company until December 2012, and he served on the board of directors of Varian Inc. from 1999 until May 2010, when Varian was acquired by Agilent Technologies. He holds a B.A. in Engineering, and an M.B.A. and a Ph.D. from Stanford University. He is a retired officer in the U.S. Army and was a Fulbright Scholar. Professor McDonald’s deep knowledge of finance and investing and his experience as a director bring valuable insight to the Board regarding oversight of our financial reporting, risk management and corporate finance matters, as well as compensation and other corporate governance practices.

Gregory Sands

Mr. Sands has served as a member of our Board of Directors since July 1999. Mr. Sands is the founder and, since January 2012, has served as a Managing Partner of Costanoa Venture Capital, an early-stage venture capital firm. From September 1998 through December 31, 2011, Mr. Sands served as a Managing Director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of directors of several privately-held companies. He holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

James Simons

Mr. Simons has served as a member of our Board of Directors since July 1999. Mr. Simons is a Managing Director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as General Partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of directors of several privately-held companies. He holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. His in-depth knowledge of our business, business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

Dana Stalder

Mr. Stalder has served as a member of our Board of Directors since May 2003. Mr. Stalder has been a General Partner of Matrix Partners, a venture capital firm, since August 2008. From December 2001 to August 2008, Mr. Stalder served in various executive roles, including Senior Vice President at eBay, Inc., an online marketplace company. Previously, he was the Chief Financial Officer and Vice President of Business Development of Respond.com, Vice President of Finance and Operations at Netscape Communication Corporation and an associate and manager at Ernst & Young LLP. Mr. Stalder also serves on the boards of directors of several privately-held companies. He holds a B.A. in Commerce from Santa Clara University. Mr. Stalder has significant operational experience as an executive, as well as deep knowledge of finance and financial reporting. His experience is important to the Board’s oversight of strategy, operations, risk management and financial reporting.

Robin Josephs

Ms. Josephs has served as a member of our Board of Directors since May 2013. Ms. Josephs was a managing director of Starwood Capital Group, L.P., a private equity firm specializing in real estate investments from 2005 to 2007. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co., serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Financial, where she is the lead director and serves as a member of the compensation, audit, and nominating and governance committees. She also serves on the boards of directors of both Plum Creek Timber and MFA Financial, and she serves on their audit and compensation committees. Ms. Josephs is the chairwoman of MFA Financial’s compensation committee. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation and the Tourette Syndrome Association. Ms. Josephs is a graduate of the Wharton School of the University of Pennsylvania and received a Masters of Business Administration degree from Columbia University. Ms. Josephs has significant experience in finance and investing and experience as a director, each of which bring valuable insight to the Board regarding the Board’s oversight of our business and operations, financial reporting, risk management and corporate finance matters.

Bronwyn Syiek

Ms. Syiek has served as our President since February 2007. Ms. Syiek served as a member of our Board of Directors from January 2011 to April 2013, as our Chief Operating Officer from April 2004 to May 2012, as our Senior Vice President from September 2000 to April 2004, as Vice President from her start date in March 2000 to September 2000, and as a consultant to us from July 1999 to March 2000. Prior to joining us, Ms. Syiek served as Director of Business Development and member of the Executive Committee at De La Rue Plc, a banknote printing and security product company, for three years. She previously served as a strategy consultant and engagement manager at McKinsey & Company for four years and held various investment management and banking positions with Lloyds Bank and Charterhouse Bank. She holds an M.A. in Natural Sciences from Cambridge University in the United Kingdom.

Kenneth Hahn

Mr. Hahn has served as both our Chief Financial Officer and Chief Operating Officer since May 2012 and our Chief Financial Officer since May 2006. Prior to joining us, Mr. Hahn served as Chief Financial Officer of Borland Software Corporation, a public software company, from September 2002 to July 2006. Previously, Mr. Hahn served in various roles, including Chief Financial Officer, of Extensity, Inc., a public software company, for five years; as a strategy consultant at the Boston Consulting Group for three years; and as an audit manager at Price Waterhouse, a public accounting firm, for five years. He holds a B.A. in Business from California State University Fullerton, summa cum laude, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hahn is also a Certified Public Accountant (inactive), licensed in the state of California.

Scott Mackley

Mr. Mackley has served as our Executive Vice President since February 2007, as Senior Vice President from December 2004 to February 2007, as Vice President from June 2003 to December 2004, as Senior Director from February 2002 to June 2003, as Director from October 2000 to February 2002 and as Senior Manager from May 2000 to October 2000. Prior to joining us, Mr. Mackley served at Salomon Brothers and Salomon Smith Barney in various roles in their Equity Trading unit and Investment Banking and Equity Capital Markets divisions over four years. He holds a B.A. in Economics from Washington and Lee University.

Nina Bhanap

Ms. Bhanap has served as our Chief Technology Officer since July 2009, as our Senior Vice President of Engineering from November 2006 to July 2009, as Vice President of Product Development from January 2004 to

November 2006, as Senior Director from January 2003 to January 2004 and as Director of Product Management from October 2001 to January 2003. Prior to joining us, Ms. Bhanap served as Head of Fixed Income Sales Technology for Europe at Morgan Stanley for five years and as a senior associate at Booz Allen Hamilton for one year. She holds a B.S. in Computer Science with Honors from Imperial College, University of London, and an M.B.A. from the London Business School.

Margo Smith

Ms. Smith has served as our Chief Legal Officer and Senior Vice President since February 2013 and served as our Interim General Counsel from August 2012 to February 2013. Prior to joining us, Ms. Smith served as Executive Vice President and General Counsel at Verigy Ltd. (NASDAQ: VRGY), a semiconductor automatic test equipment manufacturer acquired by Advantest Corporation (NYSE: NYE) in July 2011, from February 2010 to October 2011 and as Verigy’s Deputy General Counsel and Chief Privacy Officer from May 2006 to February 2010. Ms. Smith was responsible for Verigy’s worldwide legal affairs and compliance. Prior to joining Verigy, from 1997 to 2006, Ms. Smith was an attorney at Wilson Sonsini Goodrich & Rosati Professional Corporation, a leading national law firm. Ms. Smith holds a J.D. from Columbia University School of Law and a Bachelor of Arts degree from the University of Washington.

Gregory Wong

Mr. Wong has served as our Chief Accounting Officer since January 2013 and as Vice President since June 2012. Mr. Wong previously served as our Senior Director of Finance and Accounting from May 2011 to June 2012 and as Director of Financial Planning and Analysis from February 2008 to May 2011. Prior to joining us, Mr. Wong served as Director of Finance at Lexar Media, a flash memory manufacturer and subsidiary of Micron Technology, Inc., from August 2006 to February 2008. Prior to that, Mr. Wong held various finance positions with both public and private technology companies. Mr. Wong holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo.

Peter Brooks

Mr. Brooks has served as our Senior Vice President since July 2012. Mr. Brooks previously served as Vice President from July 2009 to July 2012, as Senior Director from November 2006 to July 2010, as Director from January 2005 to November 2006, as Senior Manager from July 2004 to January 2005, as Manager from April 2003 to July 2004 and as a Business Development Representative from August 2002 to April 2003. Prior to joining QuinStreet, Mr. Brooks served at Radio Central, Liquid Audio, Broadcast Music Incorporated (BMI), Universal and Atlantic Records, in various roles in the music industry managing affiliate relationships and distribution networks. He holds a dual B.A in Literature & History from Claremont McKenna College.

Gregory O’Brien

Mr. O’Brien has served as our Senior Vice President since May 2012. Prior to joining us, Mr. O’Brien served as Chief Executive Officer of the The CollegeBound Network LLC, an educational recruitment marketing company, from May 2009 to May 2012, where he led and managed the development of new products and services. Mr. O’Brien served as Chief Financial Officer of The CollegeBound Network from June 2008 to May 2009. From June 2005 to June 2008, Mr. O’Brien served as a director of McFarland Dewey & Co., LLC, a boutique investment bank, where he helped to build the bank’s education and information division. Mr. O’Brien holds an M.B.A. from New York University, Leonard N. Stern School of Business and a Bachelor of Science degree in Biology from Cornell University.

BOARD OF DIRECTORS

The Board of Directors held four meetings during fiscal year 2013. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served in fiscal year 2013. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. One director attended our 2012 Annual Meeting of Stockholders.

Compensation of Board of Directors

Our non-employee director compensation policy, as most recently amended by our Compensation Committee in March 2013, provides that each non-employee director will receive the following compensation for Board services:

•	$40,000 per year for service as a Board member;

•	$15,000 per year for service as a chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee;

•	$2,000 for each in-person Board meeting and $1,000 for each telephonic Board meeting;

•	$2,000 for each in-person, and $1,500 for each telephonic, Audit Committee and Compensation Committee meeting; and

•	$1,500 for each in-person, and $1,000 for each telephonic, Nominating and Corporate Governance Committee meeting.

In addition, our non-employee director compensation plan provides that non-employee directors will be granted an option to purchase 50,000 shares of our common stock and 15,000 restricted stock units (“RSUs”) under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our Board of Directors. The initial option grants vest monthly over a period of four years and the initial RSU grants vest quarterly over a period of four years.

The plan also provides that on the date of each annual meeting of stockholders, each non-employee director will receive an annual grant of an option to purchase 25,000 shares of our common stock and 10,000 RSUs. The annual option grants to non-employee directors vest monthly over a period of one year and the annual RSU grants to non-employee directors vest quarterly over a period of one year.

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending our Board and Committee meetings.

Beginning with fiscal year 2013, our non-employee directors have been given the choice to elect to receive stock options in lieu of the cash fees that would otherwise be payable to them for their service on our Board of Directors and its Committees. Under this program, non-employee directors must make an irrevocable election prior to the start of the fiscal year to receive options in lieu of all cash they would otherwise earn during the year. Pursuant to an election to receive options in lieu of cash compensation, options are granted after the end of each quarter, and have an “aggregate grant date fair value,” computed in accordance with FASB ASC Topic 718, equal to the value of the cash that would otherwise have been payable for the quarter. The number of shares subject to each option are determined by dividing the compensation otherwise payable with respect to the preceding quarter by the grant date fair value of a single share (rounded down to the nearest whole share). Former Senator Bradley and Mr. Sands elected to receive options in lieu of cash in fiscal year 2013 and have also made this election for fiscal year 2014.

Fiscal Year 2013 Compensation of Non-Employee Directors. The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended June 30, 2013.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
William Bradley	64,497	(4)	—	77,003	141,500
John McDonald	88,500		—	77,003	165,503
Gregory Sands	63,996	(5)	—	77,003	140,999
James Simons	60,000		—	77,003	137,003
Glenn Solomon (6)	24,000		—	—	24,000
Dana Stalder	85,000		—	77,003	162,003
Robin Josephs (7)	3,000		98,850	137,280	140,280

(1)	The amounts in this column do not reflect actual value realized by the director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for grants made in fiscal year 2013, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that may be realized by the directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2013, filed with the SEC on August 20, 2013. See the following table for more information about the equity compensation of our non-employee directors.
(2)	As of the end of fiscal year 2013, Ms. Josephs held an aggregate of 15,000 RSUs, which were awarded to Ms. Josephs as part of her initial equity award pursuant to our director compensation policy, and none of Messrs. Bradley, McDonald, Sands, Simons, Solomon or Stalder held any RSUs.
(3)	As of the end of fiscal year 2013, Former Senator Bradley held an aggregate of 267,002 options, Professor McDonald held an aggregate of 270,000 options, Mr. Sands held an aggregate of 111,160 options, Mr. Simons held an aggregate of 95,000 options, Mr. Solomon held no options, Mr. Stalder held an aggregate of 245,000 options, and Ms. Josephs held an aggregate of 50,000 options, in each case including both vested and unvested options and the options granted during fiscal year 2013.
(4)	Former Senator Bradley elected to receive options in lieu of cash for fiscal year 2013. The grant of such options represents $47,247 of the total value of Former Senator Bradley’s fees earned or paid in cash in fiscal year 2013.
(5)	Mr. Sands elected to receive options in lieu of cash for fiscal year 2013. The grant of such options represents $44,996 of the total value of Mr. Sands’ fees earned or paid in cash in fiscal year 2013.
(6)	Mr. Solomon’s term as a Class III director expired at the 2012 stockholder meeting on October 26, 2012, and he ceased to be a director as of that date.
(7)	Ms. Josephs was appointed as a Class II director by our Board of Directors effective May 2, 2013.

The following table sets forth information regarding the individual options and stock awards granted during the fiscal year ended June 30, 2013 to our non-employee directors, including the exercise price of the options (which was the fair market value of the stock on the grant date) and the per-share “grant date fair value” for each option and stock award used in calculating the amounts in the table above:

Name	Grant Date	Securities Underlying Stock Awards (#)	Securities Underling Options Awards (#)(a)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Equity Award ($)(b)	Grant Date Fair Value of Equity Award ($)(b)
William Bradley	October 26, 2012	—	25,000	6.90	3.08	77,003
	November 8, 2012	—	5,608	6.30	2.81	15,749
	February 21, 2013	—	6,006	5.96	2.62	15,748
	May 14, 2013	—	5,388	7.01	2.92	15,750
John McDonald	October 26, 2012	—	25,000	6.90	3.08	77,003
Gregory Sands	October 26, 2012	—	25,000	6.90	3.08	77,003
	November 8, 2012	—	5,519	6.30	2.81	15,499
	February 21, 2013	—	5,339	5.96	2.62	13,999
	May 14, 2013	—	5,302	7.01	2.92	15,498
James Simons	October 26, 2012	—	25,000	6.90	3.08	77,003
Glenn Solomon (c)	—	—	—	—	—	—
Dana Stalder	October 26, 2012	—	25,000	6.90	3.08	77,003
Robin Josephs (d)	May 2, 2013	—	50,000	6.59	2.75	137,280
	May 2, 2013	15,000	—	—	6.59	98,850

(a)	Former Senator Bradley and Mr. Sands elected to receive options in lieu of cash for fiscal year 2013. The grants to Former Senator Bradley and Mr. Sands made on November 8, 2012, February 21, 2013 and May 14, 2013 represent grants of options in lieu of cash.
(b)	See note (1) in the “Director Compensation” table above.
(c)	See note (6) in the “Director Compensation” table above.
(d)	See note (7) in the “Director Compensation” table above.

Committees of the Board of Directors

Our Board of Directors has standing, independent Audit, Compensation and Nominating and Corporate Governance Committees. The Board Committees regularly meet in executive sessions with no members of management present. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. The following table lists members of the Committees as of September 6, 2013.

Name	Audit Committee	Compensation Committee	Governance Committee
William Bradley	—	—	Chair
John McDonald	Member	Chair	—
Gregory Sands	—	Member	Member
James Simons (1)	Member	—	Member
Dana Stalder (2)	Chair	Member	—
Robin Josephs	Member	Member	—

(1)	Effective October 1, 2013, Mr. Simons will no longer serve as a member of the Audit Committee.
(2)	Effective October 1, 2013, Mr. Stalder will no longer serve as a member of the Compensation Committee.

Audit Committee. Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, met eight times during fiscal year 2013. The chair of our Audit Committee is Mr. Stalder. In

August 2012, Mr. Solomon stepped off of the Audit Committee and Mr. Simons was appointed to replace him. Ms. Josephs was appointed a member of the Audit Committee effective May 2, 2013, and Mr. Simons will no longer serve as a member of the Audit Committee effective October 1, 2013. The functions of this Committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of business conduct and ethics and our compliance with legal and regulatory requirements; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Nominating and Corporate Governance (“Governance”) Committee. Our Governance Committee met four times during fiscal year 2013. The chair of our Governance Committee is Former Senator Bradley. The functions of this Committee include:

•	reviewing periodically director performance on our Board of Directors and its Committees and performance of management, and recommending to our Board of Directors and management areas of improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;

•	reviewing with our Chief Executive Officer plans for succession to the offices of Chief Executive Officer or any other executive officer, as it sees fit; and

•	reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in July 2013 to, among other things, recommend the director nominees for nomination to our Board at our 2013 Annual Meeting of Stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Committee. Our Compensation Committee met eight times during fiscal year 2013. The chair of our Compensation Committee is Professor McDonald. Ms. Josephs was appointed a member of the Compensation Committee effective May 2, 2013, and Mr. Stalder will no longer serve as a member of the Compensation Committee effective October 1, 2013. The functions of this Committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and approving the compensation of our directors;

•	evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement;

•	assessing risks arising from our compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect; and

•	selecting, retaining, overseeing and terminating any compensation consultant or other compensation advisor.

A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Advisors. Compensia, Inc. (“Compensia”), an executive compensation consulting firm, provides compensation advisory services to the Compensation Committee and to the Company, including our Chief Executive Officer. No member of the Compensation Committee or of management has any affiliation with Compensia and our Compensation Committee has determined that Compensia is “independent” as defined by the rules of the SEC and the NASDAQ Stock Market. The Compensation Committee has unfettered access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation programs and market data on a peer group of companies in the Internet marketing and media sector and other similar companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-executive Board members. Other than as described above, Compensia provides no other services to the Company.

Management Input to the Compensation Committee. The Compensation Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The QuinStreet Employee Benefits and Compliance, Finance, and Legal departments, as well as our Chief Executive Officer, work with the Compensation Committee Chair to help set meeting agendas, to provide data analysis, and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our Chief Executive Officer and Chief Legal Officer attend Committee meetings. In addition, the Compensation Committee meets in executive session with no members of management present, but with Compensia or others present at the Committee’s discretion.

Compensation Committee Meetings. For more information on the process for determining executive compensation, see the section titled “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee had any “interlocking” relationships to report during our fiscal year 2013.

Corporate Governance

Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), employees, agents and representatives and consultants. We will post required disclosure of any future amendments to our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors at www.quinstreet.com.

Board Leadership Structure. The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chairman leading each Board committee. Currently, the Chairman of the Board, Douglas Valenti, also serves as our Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining the flexibility to have any person serve as Chairman of the Board based on what is in the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not support placing restrictions on who may serve as Chairman. The Board does not have a lead independent director. The Board believes that other aspects of its current leadership structure and corporate governance policies ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive sessions without the Chief Executive Officer or any other members of management present. Strong independent director leadership is also enhanced by the fact that all of the Board’s standing Committees are comprised solely of, and chaired by, independent directors. The Chairman of each Committee works with our Chief Executive Officer to determine Board and Committee agenda topics. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure at this time because Mr. Valenti is an effective Chairman and is able to provide the best link between the Board and management.

In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors except for Mr. Valenti are independent, as determined in accordance with NASDAQ Listing Standards.

Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee and Governance Committee’s areas of responsibilities discussed under “Audit Committee”, “Compensation Committee” and “Nominating and Corporate Governance (“Governance”) Committee” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other consultants, such as Compensia, and meet in executive sessions with these outside consultants. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting.

Information on Compensation Risk Assessment. Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance, and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) has discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s level in the Company, prior experience, qualifications, and the market for particular types of talent, and any additional grants are based on employee performance and providing retention incentives. Equity awards have long-term vesting requirements to ensure that there are not undue incentives for short-lived stock performance. The incentive compensation structure was reviewed during fiscal year 2013 by Compensia. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors

The Board of Directors has determined that, with the exception of Mr. Valenti, who is our Chief Executive Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the SEC and the NASDAQ Stock Market. The Board of Directors has determined that all of our director nominees are independent within the meaning of the applicable NASDAQ listing standards. The Audit, Compensation and Governance Committees of the Board of Directors consist entirely of independent directors.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. The Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements. In addition, the Board of Directors has designated Dana Stalder as an “audit committee financial expert” as such term is defined in Item  407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Director Nominations

General Criteria and Process. Our Governance Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee complies with the requirements of the Company’s Bylaws and takes into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors, and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members.

Stockholder Nominations and Bylaw Procedures. The Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance Committee should include the candidate’s name, biographical information, business experience for at least the past five years, a summary of the candidate’s qualifications, a representation that the nominating stockholder is a

QuinStreet stockholder, and a written indication of the candidate’s willingness to serve on the Board of Directors if elected, and any other information required to be provided by our Policy on Stockholder Recommendations of Director Nominees and applicable securities laws and regulations. A copy of the policy is available on the Investor Relations section of the Company’s website, www.quinstreet.com.

Stockholders must provide the information in a timely manner to be considered by the Governance Committee in connection with the Company’s next annual meeting of stockholders. To be timely for the 2014 Annual Meeting of Stockholders, the Corporate Secretary must receive the stockholder’s recommendation and the information required in the policy at least 120 days prior to the anniversary date of the mailing of this proxy statement. Stockholder recommendations to the Board of Directors should be sent to QuinStreet, Inc., Attn: Corporate Secretary, Suite 600, 950 Tower Lane, Foster City, CA 94404.

In addition, our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. To nominate a person for election to the Board of Directors, a stockholder must set forth all information relating to the nominee that is required to be disclosed by Section 5(b)(1) of our Bylaws, and all information that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Such nominating stockholder must also provide the director nominee’s consent to being named as a nominee and to serving as a director, if elected. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. To nominate a person for election to the Board of Directors at our 2014 Annual Meeting of Stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary between June 30, 2014 and July 30, 2014. However, if our annual meeting is advanced or delayed by more than 30 days from October 28, 2013 (the anniversary of the prior year’s meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

Contacting the Board and Further Information on Corporate Governance

Stockholders may contact the Board of Directors about bona fide issues or questions about QuinStreet by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attn: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the email address or street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

Our Code of Business Conduct and Ethics, stockholder nominations policy and committee charters are accessible by following the links to “Investor Relations” and then “Corporate Governance” on our website at www.quinstreet.com.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our director nominees, our named executive officers (as set forth in the Summary Compensation Table below), our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 31, 2013. At August 31, 2013, there were 43,237,412 shares of common stock outstanding. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.

	Common Stock
Name	Share Beneficially Owned	% of Class
Directors:
William Bradley (1)	275,538	*
John McDonald (2)	290,000	*
Gregory Sands (3)	340,614	*
James Simons (4)	3,448,263	8.0%
Dana Stalder (5)	298,900	*
Robin Josephs (6)	6,145	*
Named Executive Officers:
Douglas Valenti (7)	5,470,758	12.5%
Bronwyn Syiek (8)	1,181,588	2.7%
Kenneth Hahn (9)	393,878	*
Scott Mackley (10)	923,214	2.1%
Nina Bhanap (11)	429,542	*
Executive Officers and Directors, as a group (15 persons) (12)	13,378,337	28.1%
Other 5% Stockholders:
Entities affiliated with Split Rock Partners (13), 10400 Viking Drive, Suite 550, Minneapolis, MN 55344	3,448,263	8.0%
Entities and individuals affiliated with Granite Global Ventures II L.L.C. and Granite Global Ventures III L.L.C. (14), 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025	2,766,975	6.4%
Frontier Capital Management Co., LLC (15), 99 Summer Street, Boston, MA 02110	4,150,800	9.6%
FMR LLC (16), 82 Devonshire Street, Boston, MA 02109	5,771,205	13.3%

*	Represents 1% or less of our outstanding common stock.
(1)	Includes stock options exercisable for 271,538 shares of our common stock within 60 days of August 31, 2013.
(2)	Includes 20,000 shares held in a family trust of which Professor McDonald is a trustee. Also, includes stock options exercisable for 270,000 shares of our common stock within 60 days of August 31, 2013.
(3)	Includes 202,761 shares held in a living trust of which Mr. Sands and his spouse are trustees, 6,785 shares held in a charitable remainder unitrust of which Mr. Sands is the trustee and 14,912 shares held in irrevocable trusts of which Mr. Sands and his spouse are trustees for the benefit of Mr. Sands’ minor children. Also includes stock options exercisable for 116,156 shares of our common stock within 60 days of August 31, 2013.
(4)

Includes 3,247,578 shares held by SPVC V, LLC and 70,844 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James Simons) who require a two-thirds vote to act. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes 34,841 shares held by the James Rexroad Simons Trust. Also includes stock options exercisable for 95,000 shares of our common stock within 60 days of August 31, 2013 which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these options for the sole benefit of SPVC V, LLC.
(5)	Includes 3,900 shares held in a family trust for which Mr. Stalder is the trustee. Also includes stock options exercisable for 245,000 shares of our common stock within 60 days of August 31, 2013.
(6)	Includes stock options exercisable for 5,208 shares of our common stock within 60 days of August 31, 2013.
(7)	Includes 3,007,431 shares held by The Valenti Living Trust of which Mr. Valenti and his spouse are co-trustees, 2,046,034 shares held by DJ & TL Valenti Investments, LP, of which The Valenti Living Trust is the general partner, and 6,903 shares held by Mr. Valenti and his immediate family members. Each of Mr. Valenti and his spouse has voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Each of Mr. Valenti and his spouse also have voting and investment power with respect to the shares held by DJ and TL Valenti Investments, LP, through their control as co-trustees of the general partner, The Valenti Living Trust. Also includes stock options exercisable for 410,390 shares of our common stock within 60 days of August 31, 2013.
(8)	Includes stock options exercisable for 1,162,082 shares of our common stock within 60 days of August 31, 2013.
(9)	Includes stock options exercisable for 374,372 shares of our common stock within 60 days of August 31, 2013.
(10)	Includes stock options exercisable for 720,833 shares of our common stock within 60 days of August 31, 2013.
(11)	Includes stock options exercisable for 390,339 shares of our common stock within 60 days of August 31, 2013.
(12)	Includes stock options exercisable for 4,374,540 shares of our common stock within 60 days of August 31, 2013.
(13)	Includes 3,247,578 shares held by SPVC V, LLC and 70,844 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James R. Simons) who require a two-thirds vote to act. Split Rock Partners, LLC and Mr. Simons disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes 34,841 shares held by the James Rexroad Simons Trust. Also includes stock options exercisable for 95,000 shares of our common stock within 60 days of August 31, 2013 which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these options for the sole benefit of SPVC V, LLC. Split Rock Partners, LLC disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Based in part on the Schedule 13G filed with the SEC on February 1, 2013 by Split Rock Partners LLC.
(14)	Includes 1,163,163 shares held by Granite Global Ventures II L.P., 1,541,880 shares held by Granite Global Ventures III L.P., 24,341 shares held by GGV II Entrepreneurs Fund L.P. and 37,591 shares held by GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the General Partner of Granite Global Ventures III L.P and GGV III Entrepreneurs Fund L.P. Granite Global Ventures II, L.L.C. is the General Partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo, Ms. Lee, Mr. Zhuo and Ms. Jin share voting and investment authority over the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo and Ms. Lee share voting and investment authority over the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Based on the Schedule 13G filed with the SEC on February 12, 2013 by Granite Global Ventures III L.P.
(15)	Based on the Schedule 13G filed with the SEC on February 14, 2013 by Frontier Capital Management Co., LLC.
(16)	Based on the Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed for fiscal year 2013, except for a late Form 4 filed on September 13, 2012 reporting pro rata distributions on January 12, 2011 and January 14, 2011 to Mr. Valenti from a limited partnership of which Mr. Valenti was a limited partner.

Certain Relationships and Related Party Transactions

Second Amended and Restated Investor Rights Agreement

We entered into an investor rights agreement dated May 28, 2003 with certain holders of our common stock that provides for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their previously-held preferred stock. The investor rights agreement provides for both demand and piggyback registration rights.

Other Transactions

Katrina Boydon, the sister of Bronwyn Syiek, our President, served as the Company’s Vice President of Content and Compliance until August 15, 2013. In fiscal year 2013, Ms. Boydon received cash compensation of $270,000 and was granted options to purchase an aggregate of 22,500 shares of the Company’s common stock.

In fiscal year 2012, Ms. Syiek informed QuinStreet that she desired to start a company using her own resources that would develop and offer websites serving local community groups. The Company had previously explored a similar business opportunity and had concluded that the opportunity was not consistent with its business direction and did not address a sufficiently large market to justify further investment. Accordingly, the Company had discontinued its investment in this business opportunity in fiscal year 2011. During the time that the Company considered this business opportunity and tested the market with a product offering, Ms. Syiek, within the scope of her employment by QuinStreet, gained certain know-how about the community-based website business. In January 2012, Ms. Syiek’s proposal to pursue the business opportunity herself was presented to the Company’s Board of Directors for their consideration under the Company’s Related Person Transactions Policy. The Board of Directors, with Mr. Valenti and Ms. Syiek abstaining, concluded that Ms. Syiek’s proposal did not present a conflict of interest and directed management to negotiate agreements to document the arrangement. On August 23, 2012, the Company, Ms. Syiek and TownB Corporation, a company founded and substantially owned by Ms. Syiek, entered into a License and Investment Agreement pursuant to which QuinStreet provided TownB with a license to Ms. Syiek’s community-based website business know-how and QuinStreet received a 15% ownership interest in TownB, preemptive rights to maintain its ownership level and a right of first refusal in the event that Ms. Syiek chooses to sell her shares or TownB should be sold. Other than the know-how held by Ms. Syiek, no other Company intellectual property has been licensed to TownB or Ms. Syiek. The Company believes that both the know-how licensed, and the minority interest and associated rights in TownB that the Company received, have nominal fair market value.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were, are, or will be a participant, the amount involved exceeds $60,000 and a related person had or will have a direct or indirect material interest. While the policy covers related party transactions in which the amount involved exceeds $60,000, only related party transactions in which the amount involved exceeds $120,000 will be required to be disclosed in applicable filings as required by the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and related rules. Our Board of Directors set the $60,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $60,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee (i) reviews the relevant facts and circumstances of each proposed related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related party’s interest in the transaction and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. Management will present to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related party transaction.

Any related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are not subject to the policy, including: (i) compensation arrangements approved by our Compensation Committee; and (ii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of QuinStreet equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event that it is inappropriate for the Audit Committee to review the transaction due to conflicts of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the related party transaction is reviewed and approved or not approved by another independent body comprised of members of our Board of Directors.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of QuinStreet, and based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2013 Annual Meeting of Stockholders for filing with the SEC.

Members of the Compensation Committee

of the Board of Directors of QuinStreet Inc.

John G. McDonald (Chair)

Gregory Sands

Robin Josephs

Dana Stalder

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Douglas Valenti, Chairman of our Board of Directors and our Chief Executive Officer;

•	Bronwyn Syiek, our President;

•	Kenneth Hahn, our Chief Financial Officer and Chief Operating Officer;

•	Scott Mackley, our Executive Vice President; and

•	Nina Bhanap, our Chief Technology Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation policies and decisions involving our executive officers, including the Named Executive Officers, for fiscal year 2013.

Executive Summary

Financial Highlights

We continued to manage through challenges and uncertainties in fiscal year 2013, particularly in our core education and financial services client verticals. Revenue and operating income were down in fiscal year 2013. Through continued discipline in our approach to controlling operating costs during fiscal year 2013, we were able to achieve an Adjusted EBITDA margin of 16%, representing $47.9 million which, as described below, was the primary target under our performance bonus plan for executives.

We recorded the following financial results for fiscal year 2013:

•	For the year, we generated total revenue of $305.1 million, compared to $370.5 million for fiscal year 2012. GAAP net loss for the year was $67.4 million, or $1.57 per diluted share, compared to GAAP net income of $13 million, or $0.28 per diluted share, for fiscal year 2012.

•	Adjusted EBITDA (as defined below) for the year was $47.9 million, or 16% of revenue, compared to $72.6 million, or 20% of revenue for fiscal year 2012.

For purposes of the Annual Incentive Plan, “Adjusted EBITDA” was defined as net (loss) income less provision for taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other income (expense), net, and impairment of goodwill.

Executive Compensation Actions

As reflected in our compensation philosophy below, the Compensation Committee sets the compensation of our executive officers, including the Named Executive Officers, based on their ability to successfully execute our annual operational plan, which is intended to further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our fiscal year 2013 compensation actions and decisions were based on our executive officers’ accomplishments in these areas, and highlight our pay for performance philosophy. As described below, actual total cash compensation for fiscal year 2013 was significantly below the target total cash compensation for the year due to the operational challenges noted above.

For fiscal year 2013, the Compensation Committee took the following actions with respect to the compensation of the Named Executive Officers:

•	Did not increase base salaries and target bonuses from their fiscal year 2012 levels;

•	Reduced actual annual bonuses payments for each Named Executive Officer by 40% or more from the target bonus opportunity pursuant to the Company’s Annual Incentive Plan based primarily on the Compensation Committee’s consideration of the Company’s financial performance, which was below the Company’s plan for the year;

•	Determined that no payouts were to be made under our Incremental Bonus Plan, based on the Company’s fiscal year 2013 performance; and

•	Approved equity awards in the form of service-vesting options and RSUs at levels that the Compensation Committee believes met competitive market concerns, satisfied our retention objectives, valued the importance of key executives to the Company and rewarded individual performance for fiscal year 2013.

In deciding to make new equity grants to our Named Executive Officers, the Compensation Committee took into consideration the desire to maintain market-competitive compensation and the desire to provide our Named Executive Officers with an incentive to manage our business as owners. The equity awards have the effect of subjecting a significant portion of our Named Executive Officers’ total compensation to fluctuations in the market price of our common stock, thus helping to align the interests of our Named Executive Officers with stockholder interests.

Effect of Our Performance on Fiscal Year 2013 Executive Compensation.

Target bonus payouts for executives in fiscal year 2013 were tied to achievement of Planned Adjusted EBITDA dollars. The Company missed Planned Adjusted EBITDA dollars in fiscal year 2013, achieving only 60% of Plan. As a result, bonus payouts to executive officers were reduced commensurately. The Compensation Committee considered whether to reduce bonus payouts beyond the percentage of Adjusted EBITDA dollars achieved, but determined that payouts of up to 60% of targets were appropriately tied to Planned Adjusted EBITDA dollars achieved, recognized Company progress throughout the year in addressing challenges, and addressed retention objectives. The Compensation Committee noted an improving top line trend in the last three quarters of fiscal year 2013, with smaller year-over-year revenue declines. Actual bonuses paid to the Named Executive Officers were 40% to 52% of target bonuses for fiscal year 2013. The table below shows, for the Named Executive Officers, their target bonus for fiscal year 2013, actual bonus payout for fiscal year 2013 and the actual and percent difference between target bonus and actual bonus payout:

Employee	Fiscal Year 2013 Target Bonus	Fiscal Year 2013 Bonus Payout	Fiscal Year 2013 Actual Bonus Payout v. Fiscal Year 2013 Target Bonus
			($)	(%)
Douglas Valenti	$407,575	$246,095	$(161,480)	-40%
Kenneth Hahn	$179,300	$108,262	$(71,038)	-40%
Bronwyn Syiek	$319,950	$153,499	$(166,451)	-52%
Scott Mackley	$268,600	$162,182	$(106,418)	-40%
Nina Bhanap	$150,000	$90,571	$(59,429)	-40%

Advisory Vote on Executive Compensation

We conducted our annual stockholder advisory vote on executive compensation at our 2012 Annual Meeting of Stockholders. While this vote was not binding on the Company, we believe that it is important for our stockholders to have an opportunity to have an advisory vote on executive compensation on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statements. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of the Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2012 Annual Meeting of Stockholders, for the second year in a row, more than 99% of the votes cast on the advisory vote on executive compensation proposal were in favor of the Named Executive Officers’ compensation as disclosed in the 2012 proxy statement. The Compensation Committee reviewed the final vote results and, partly based on this significant level of support, determined that no changes to our executive compensation policies and decisions were necessary at this time.

We have determined that our stockholders should have the opportunity to cast an advisory vote on executive compensation each year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting.

Corporate Governance Highlights

We maintain the following corporate governance policies:

•	none of our executives has an employment agreement;

•	we provide only limited “double trigger” vesting acceleration for equity awards for our senior executives (discussed in greater detail below), and we have no formal cash severance plans;

•	there are no special executive perquisite programs, and executives have the same benefit plans as all other employees;

•	the Compensation Committee grants options primarily at regularly scheduled quarterly Committee meetings set at the beginning of each fiscal year;

•	our Insider Trading Policy provides that directors and officers may not margin or pledge the Company’s shares;

•	our Insider Trading Policy provides that directors and officers may not engage in short sales of the Company’s shares or in derivative transactions in the Company’s shares, e. g., publicly traded options contracts, such as puts or calls; and

•	while we do not have formal stock ownership guidelines, our CEO owns more than 12% of the Company’s shares, which would greatly exceed even the most robust formal stock ownership guidelines.

Compensation Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to effectively align the interests of our executive officers and stockholders. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•	attract, motivate and retain highly-talented individuals who are incentivized to achieve our strategic objectives;

•	closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward individuals whose skills and performance promote our continued success; and

•	offer total compensation that is competitive and fair.

The compensation of our executive officers consists of the following primary components:

•	base salary;

•	performance-based cash bonuses;

•	long-term incentive compensation;

•	employee health and welfare benefits; and

•	limited change in control benefits.

Each compensation component has a role in meeting the objectives described above. While we offer competitive base salaries and performance-based cash bonuses, we believe that long-term incentive compensation is a critical compensation component for Internet and other emerging companies. We believe that stock options and restricted stock units compensation provide long-term incentives that align the interests of employees and executive officers alike with the long-term interests of stockholders.

We strive to achieve an appropriate mix between cash and equity compensation to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long- term compensation, between cash and equity compensation or among different forms of equity compensation. As a result, the allocation between cash and equity varies between executive officers. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for administering and overseeing the executive compensation program for our executive officers, including the Named Executive Officers, and reports to the full Board of Directors on its discussions, decisions and other actions.

Our management and the Compensation Committee conduct an annual analysis of senior management compensation for purposes of setting executive compensation for the upcoming fiscal year. For fiscal year 2013, this analysis occurred in June and August 2012. At that time, management and the Compensation Committee reviewed the information on market-based executive compensation provided by Compensia, in light of the compensation we offer, to ensure that the executive compensation program established for the applicable fiscal year is competitive and fair.

At that time, the Compensation Committee (together with our Chief Executive Officer with respect to performance of the other executive officers) reviews the performance of each executive officer on an annual basis and, based on this review and the factors described below, sets his or her compensation package for the coming fiscal year.

The Compensation Committee expects to continue to conduct an annual review process of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program. The Compensation Committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Role of our Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee, attends committee meetings (except for sessions discussing and setting his compensation) and has been and will continue to be involved in the determination of compensation for our executive officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salaries, target bonus amounts and annual and long-term incentive compensation for our executive officers (other than himself). Our Chief Executive Officer bases his recommendations on the Company’s financial and operational results, the individual executive officer’s contribution toward these results, performance toward goal achievement, an analysis of competitive market data, input from our Chief Operating Officer and Chief Financial Officer as to certain other executives and input from our compensation consultant. Our Chief Executive Officer does not make any recommendation as to his own compensation.

The Compensation Committee reviews our Chief Executive Officer’s recommendations, the competitive market data and other relevant information and determines each executive officer’s total compensation, as well as each individual compensation component. The Compensation Committee’s decisions regarding executive compensation are based on its subjective evaluation of the performance of the Company and each individual executive officer, the judgment and experience of each of its members in determining compensation, the input of the Chief Executive Officer, a review of market data as described below and other factors, such as prevailing industry trends.

Role of Compensation Consultant

Since November 2009, we have engaged Compensia, Inc., a national consulting firm providing executive compensation advisory services, as a compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. Since fiscal 2010, Compensia has also assisted the Compensation Committee in developing the compensation peer group described below and in providing market data based on the compensation practices of the peer group and from general industry surveys.

Competitive Positioning

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly-situated companies. Consequently, we select a group of companies that provide Internet marketing and media and software services that are broadly similar to the Company as a reference point for evaluating the market practices of our “peers” in formulating compensation recommendations and to assist the Compensation Committee in its consideration of executive compensation.

For fiscal year 2013, our compensation peer group (the “Peer Group”) consisted of the following companies:

Ancestry.com	Infospace
ANSYS	J2 Global
Bankrate	Liquidity Services
Commvault Systems	Pega Systems
Concur Technologies	Valueclick
ConstantContact	Verisign
Demand Media	WebMD Health
Digital River
Exact Target
Informatica

These companies were selected after consideration of their revenue, revenue growth, profitability, market capitalization, headcount and industry. Each of the companies in the Peer Group had annual revenues between 0.5x to 2.0x that of the Company’s revenue. In addition, all are headquartered in the United States and have had a history of strong revenue growth or strong profitability, similar to historical performance of the Company.

We supplement the data derived from the Peer Group with broader compensation market data provided by market surveys. Consistent with its prior practice, the Compensation Committee reviewed summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200 million and $500 million in the San Francisco Bay Area.

While the Compensation Committee does not “benchmark” pay levels against the Peer Group due to the unique aspects of our business, it believes that evaluating market data is useful to understand market practice and to provide a general context for its decisions. The Compensation Committee exercises its discretion in determining the nature and extent of the use of market data, which varies by executive officer.

Compensation Components

Base Salaries

The initial base salaries for our executive officers, including the Named Executive Officers, are established through arm’s-length negotiation at the time of hire, taking into account each individual’s qualifications, experience and prior salary history, and prevailing market compensation for similar roles among the companies in the Peer Group and from the survey data of similarly sized companies in the Internet industry based in the San Francisco Bay Area. Thereafter, the base salaries of our executive officers are reviewed annually by the Compensation Committee, with significant input from our Chief Executive Officer (except with respect to his own base salary) to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In determining a base salary adjustment, the Compensation Committee considers several factors, including the Company’s overall performance, an executive officer’s relative job scope, individual performance history, prior and anticipated future contributions to the Company, responsibilities, prior experience and an analysis of competitive market data (including the base salary practices of the Peer Group). The Compensation Committee may also take into account the executive officer’s current base salary, equity ownership and the amounts paid to the executive officer’s peers inside the Company. We also draw upon the experience of members of the Compensation Committee with other companies.

In June 2012, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, for fiscal year 2013. Consistent with its prior practice, the Compensation Committee reviewed salary data derived from the Peer Group and summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200 million and $500 million in the San Francisco Bay Area.

After reviewing input from Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), the Compensation Committee determined that, using the factors described above, base salaries for the Named Executive Officers would not be increased for fiscal year 2013 due to the difficult environment faced by the Company. The actual base salaries paid to the Named Executive Officers in fiscal year 2013 are set forth in the “Summary Compensation Table” below.

Performance-Based Cash Bonuses

We use performance-based cash bonuses to motivate our executive officers, including the Named Executive Officers, to achieve our short-term financial and operational goals while making rapid and sustainable progress towards our longer-term objectives. These bonuses are designed to reward both Company and individual performance.

Under our Annual Incentive Plan for fiscal year 2013, the Compensation Committee awarded cash bonuses to our executive officers according to bonus targets and criteria set by the Compensation Committee in accordance with the plan. The Compensation Committee has the discretion to reduce the amount of any actual award under the Annual Incentive Plan below the amount calculated under the terms of the plan.

Target Bonus Opportunities

Under the Annual Incentive Plan for fiscal year 2013, each Named Executive Officer’s target bonus opportunity was expressed as a total dollar amount, with individual target award opportunities ranging from 43% to 80% of base salary. Target bonus opportunities were determined based on the Compensation Committee’s analysis of total cash compensation as described above, with generally higher target levels for the individuals with the most responsibility for the success of the business.

Performance Measures

For fiscal year 2013, under the Annual Incentive Plan, the financial goal was the achievement of Adjusted EBITDA dollar objectives. Our fiscal year 2013 performance goals were based on our annual projections and budget, with our Adjusted EBITDA margin target set at 20%, consistent with prior years. In addition, the Compensation Committee considered the following in determining whether to give full credit for the achievement of the performance goals:

•	the assessed sustainability of the revenue growth;

•	the development of future growth potential and diversification of our revenue streams; and

•	the individual contributions of the executive.

Fiscal Year 2013 Bonus Decisions

To determine actual bonus awards under the Annual Incentive Plan for fiscal year 2013, the Compensation Committee first reviewed the Company’s overall financial results for fiscal year 2013 and our Chief Executive Officer’s recommendations for bonus payments (except with respect to his own bonus) based on both Company and individual performance calculated versus the performance measures above. In the case of our Chief Executive Officer’s bonus payment, the Compensation Committee evaluated his performance and determined his bonus.

The Compensation Committee then considered the additional factors as outlined above. The Committee noted that the Company had continued to restructure and invest in its revenue streams, which actions are expected to lay the foundation for future sustainable revenue growth. The Committee also determined that all of the executives had generally performed well given a very challenging year for the Company, largely driven by external economic and regulatory factors, many largely out of the control of the executives.

Based on these reviews, and with the objective of tying bonuses and total cash compensation to Company performance, with target bonus payout tied to percentage of Planned Adjusted EBITDA dollars achieved in the year, the Compensation Committee approved bonus payments that ranged from 48% to 60% of the target bonus amounts for the Named Executive Officers.

The chart below shows, for the Named Executive Officers, their fiscal year 2012 bonus payouts (consisting only of the payout under the Annual Incentive Plan because the Incremental Bonus Plan described below did not pay out for either fiscal year 2012 or fiscal year 2013), their fiscal year 2013 bonus targets and payouts, as well as the fiscal year 2013 bonus payout as a percent of target and the percent change in bonus from fiscal year 2012 to fiscal year 2013:

Named Executive Officer	Fiscal Year 2012 Bonus Payout	Fiscal Year 2013 Target Bonus Opportunity	Fiscal Year 2013 Bonus Payout	Fiscal Year 2013 Bonus Payout as a % of Target	% Change in Fiscal Year 2013 Bonus Compared to Fiscal Year 2012
Douglas Valenti	$244,545	$407,575	$246,095	60%	1%
Kenneth Hahn	$125,510	$179,300	$108,262	60%	-14%
Bronwyn Syiek	$207,968	$319,950	$153,499	48%	-26%
Scott Mackley	$188,020	$268,600	$162,182	60%	-14%
Nina Bhanap	$105,000	$150,000	$90,571	60%	-14%

Fiscal Year 2013 Incremental Bonus Plan

In addition to the Annual Incentive Plan for fiscal year 2013, the Compensation Committee also approved the Fiscal 2013 Incremental Bonus Plan for executive officers, including the Named Executive Officers. The primary purposes of the Incremental Bonus Plan were to provide an additional incentive for key senior managers to achieve aggressive, above-operating plan growth and margin targets, and to enable us to provide total compensation commensurate with higher peer company compensation percentiles if and as warranted by the Company’s growth and margin performance.

Under the Fiscal 2013 Incremental Bonus Plan, to the extent that actual Adjusted EBITDA exceeded a level represented by 20% revenue growth and 20% Adjusted EBITDA margin, the senior management team was eligible to receive an aggregate of 15% of the excess of actual Adjusted EBITDA over the threshold amount. The Fiscal 2013 Incremental Bonus Plan allocated differing amounts of the aggregate Incremental Bonus pool to each executive officer based on his or her role and responsibilities and contributions to the Company. Our Chief Executive Officer, President and Chief Financial and Operating Officer received the largest target allocations because they had the most responsibility for the overall business. For the Named Executive Officers, these target allocations ranged between 1.5% and 2.0% of any Adjusted EBITDA over the 20% margin target. The Fiscal 2013 Incremental Bonus Plan allocated the following target amounts of the aggregate Incremental Bonus pool to the Named Executive Officers for fiscal year 2013, based on their role and responsibilities and contributions to the Company:

Named Executive Officer	Fiscal Year 2013 Target Allocation
Douglas Valenti	2.00%
Kenneth Hahn	1.75%
Bronwyn Syiek	1.75%
Scott Mackley	— (1)
Nina Bhanap	1.50%

(1)	In lieu of participating in the Incremental Bonus Plan for fiscal year 2013, Mr. Mackley participated in an incremental cash bonus program designed to provide Mr. Mackley with incentives to substantially grow QuinStreet’s financial services vertical. The incremental cash compensation was tied to verifiably sustainable revenue growth that carried an incremental contribution margin of at least 25% (after taking into account the bonus) to ensure that the incentives were tied to solid business growth. Because the Company did not exceed its revenue growth targets, no payout was earned under the terms of Mr. Mackley’s incremental cash bonus program.

Because the Company did not exceed the Adjusted EBITDA target for fiscal year 2013, there was no payout of the incremental bonus for fiscal year 2013.

The aggregate cash bonuses paid to the Named Executive Officers for fiscal year 2013 are set forth in the “Summary Compensation Table” below.

Fiscal 2014 Bonus Plan

For fiscal 2014, our Compensation Committee approved certain modifications to our bonus plan design at the recommendation of our Chief Executive Officer, in consultation with Compensia. The Incremental Bonus Plan was eliminated, and the Annual Incentive Plan was modified to provide for a range of payments based on performance. The performance goals will remain generally consistent with prior years and will be based on Company revenue growth and Adjusted EBITDA dollars. For executive officers who are primarily focused on particular verticals, 50% of performance bonuses will be based on Company revenue growth and Adjusted EBITDA dollars, and 50% will be based on revenue growth of the relevant vertical. Under the modified Annual Incentive Plan, target bonus payouts will be capped at 200% of their target bonuses under the Annual Incentive Plan for performance that exceeds the target performance goals.

Long-Term Equity Incentive Awards

We use long-term incentive awards, in the form of options to purchase shares of our common stock and service-vesting RSUs, to attract, retain and reward our executive officers, including the Named Executive officers, to motivate and reward them for outstanding Company and individual performance and to align their interests with those of our stockholders. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value because the value of the shares of common stock subject to the options is closely tied to our future performance. Since our executive officers are able to profit from stock options only if the market price of our common stock increases relative to the option’s exercise price, we believe stock options provide meaningful incentives to them to achieve increases in the value of our common stock over time. We use RSUs to provide a strong retention component to our equity compensation while still providing an alignment with stockholders since the value of the RSUs is determined by our stock price. We also believe that the RSUs and stock options can serve as an effective retention tool due to vesting requirements that are based on continued service with the Company and help create an ownership culture. These vesting requirements are designed to encourage long-term employment with the Company while allowing our executive officers to realize increased compensation in line with the value they have created for our stockholders. At this time, the Compensation Committee believes that service-based vesting provides the appropriate incentive for our Company when combined with equity awards’ direct tie to our stock price performance.

We grant stock options both at the time of initial hire and then through annual additional or “refresher” awards for key executive officers, and since fiscal year 2013, we grant service-vesting RSUs as part of the annual refresher grants. To date, there has been no set program for the award of “refresher” awards, and the Compensation Committee retains discretion to grant stock options or RSUs to our executive officers at any time, including in connection with a promotion, to reward an executive officer, for retention purposes or for other circumstances recommended by management. Typically, “refresher” awards have been made shortly after the end of the fiscal year, at the Compensation Committee’s first regularly scheduled meeting after the end of the fiscal year, and this practice was followed in the 2013 fiscal year.

In determining the size of the equity awards to be granted to our executive officers, including the Named Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other executive officers, our short-term and long-term financial and strategic objectives, an executive officer’s relative job scope, the value of his or her then-current equity incentive award holdings, individual performance history, prior and anticipated future contributions to the Company, the size of prior awards, an analysis of competitive market data (including the equity award practices of the Peer

Group) and the aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. After considering these factors, the Compensation Committee determines the size of the equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In August 2012, the Compensation Committee determined to grant a combination of stock options and service-vesting RSUs to our executive officers, including the Named Executive Officers. The Compensation Committee determined it was appropriate to introduce service-vesting RSUs into the annual refresher program for the Named Executive Officers due to the significant holdings of unexercised stock options held by many of the Named Executive Officers that had limited in-the-money value at the then-current stock prices and to provide a greater emphasis on retention in light of the difficult operating environment the Company continued to face. The determination of the mix of stock options and service-vesting RSUs was determined by the Compensation Committee on an individual basis and based on the recommendations of the Chief Executive Officer. Factors that were taken into account in determining the optimal mix to best retain and motivate each executive were the current profile of stock option holdings for each executive and such executive’s position in the Company.

After reviewing a compensation analysis prepared by Compensia and taking into consideration the recommendations of our Chief Executive Officer (as to the other executive officers), the Compensation Committee determined the size of each executive officer’s RSU grant using the factors described above. Our Chief Executive Officer did not receive an equity award for fiscal year 2013 because the Compensation Committee felt that his existing equity holdings in the Company offered sufficient alignment with other stockholders and incentive to improve our long-term stock performance.

The options and RSUs granted to the Named Executive Officers in fiscal year 2013 were as follows:

Named Executive Officer	Number of Shares Subject to Stock Option Grant (#)	Grant Date Fair Value of Stock Option Grant ($)	Number of Shares Subject to Stock Award Grant (#)	Grant Date Fair Value of Stock Award Grant ($)
Douglas Valenti	—	—	—	—
Kenneth Hahn	—	—	125,000	1,205,000
Bronwyn Syiek	—	—	125,000	1,205,000
Scott Mackley	50,000	217,905	75,000	723,000
Nina Bhanap	—	—	75,000	723,000

Equity Award Grant Policy

The Compensation Committee grants options primarily at regularly scheduled quarterly Compensation Committee meetings set at the beginning of each fiscal year.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other full-time, salaried employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We believe these benefits are generally consistent with those of companies with which we compete for executive talent.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We do not have any employment agreements with any of our executive officers, including the Named Executive Officers. On April 22, 2013, we entered into a Transition Agreement with Ms. Syiek, our President, which is described in detail under the caption titled “Potential Payments Upon Termination or Change in Control” herein.

Post-Employment Compensation

In the event stock options are assumed or replaced in connection with a change in control, then 25% of the unvested shares of common stock subject to each option vest if the employment of the executive officer is terminated under circumstances described under “— Potential Payments Upon Termination or Change in Control” below following the change in control of the Company. In addition, as is common practice for technology companies, our equity incentive plan provides for full acceleration of vesting of outstanding stock options in the event of a change in control of the Company only if the options are not assumed or replaced with substitute awards by a successor.

The Compensation Committee approved these provisions for senior management (meaning executive officers with the title of the Vice President and above) because equity compensation is an important part of our executive compensation program, and so these partial double-triggers are intended to keep these executive officers engaged in the event of a potential change in control that would be beneficial to stockholders but could otherwise result in them not having the opportunity to continue to vest in this equity compensation. However, this acceleration benefit is limited to an amount that the Compensation Committee believes represents a reasonable portion of the awards.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the Named Executive Officers. As of August 31, 2013, our Chief Executive Officer beneficially owned approximately 12.5% of our outstanding common stock. Based on this substantial level of holdings by our Chief Executive Officer, together with the equity interests of our other executive officers, we have not found minimum stock ownership requirements necessary at this time to align our executives with our stockholders. We review the need for ownership requirements periodically to determine their potential benefits to the Company.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

We have a policy that prohibits our employees, including our executive officers and directors, from trading derivatives, or the hedging, of our equity securities.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1.0 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing our executive and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate our executive officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to exercise its judgment to award compensation to our executive officers that may be subject to the deduction limit when it believes that such compensation is appropriate, consistent with the its philosophy and in the Company’s and our stockholders’ best interests.

Generally, the Compensation Committee seeks to structure our incentive-based compensation to be deductible. Nevertheless, there can be no assurance that our incentive-based compensation will be treated as qualified “performance-based compensation” under Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation-Related Risk

From time to time, the Compensation Committee reviews the potential risks associated with the structure and design of our various compensation plans. For fiscal years 2012 and 2013, the Compensation Committee requested that our management, assisted by Compensia, our compensation adviser, undertake a comprehensive review of the material compensation plans and programs for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee believes that our programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, the material plans and programs operate within the governance and review structure that serves and supports risk mitigation.

Summary C ompensation Table

The following table sets forth information regarding the compensation paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, who is also our Chief Operating Officer, and our other three most highly-compensated executive officers for the fiscal year ended June 30, 2013, which we collectively refer to as our Named Executive Officers.

Name and Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total Compensation ($)
Douglas Valenti	2013	512,425	—	—	246,095	28,713		787,233
Chairman and Chief Executive Officer	2012	512,425	—	—	244,545	966		757,936
	2011	497,500	—	—	611,045	200		1,108,745

Kenneth Hahn	2013	379,600	1,205,000	—	108,262	40,847		1,733,709
Chief Financial Officer and Chief Operating Officer	2012	379,600	—	347,432	125,510	594		853,136
	2011	365,000	—	—	258,800	189		623,989

Bronwyn Syiek	2013	448,141	1,205,000	—	153,499	9,728		1,816,368
President	2012	448,050	—	534,510	207,968	630		1,191,158
	2011	435,000	—	—	528,545	200		963,745

Scott Mackley	2013	361,400	723,000	217,905	162,182	42,105		1,506,592
Executive Vice President	2012	361,400	—	801,765	188,020	354		1,351,540
	2011	347,500	—	—	500,000	180		847,680

Nina Bhanap	2013	350,000	723,000	—	90,571	24,004		1,187,575
Chief Technology Officer	2012	343,480	—	347,432	105,000	6,412	(4)	802,324

(1)	The amounts reported in this column represent the aggregate grant date fair value for RSUs and option awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2013, filed with the SEC on August 20, 2013.
(2)	The amounts reported in this column are performance-based cash bonuses under our annual incentive plans in respect of performance for the fiscal years ended June 30, 2011, 2012 and 2013. See the discussion in the “Compensation Discussion and Analysis” above.

(3)	In the interest of transparency, the value of perquisites and other personal benefits is provided in this column even if the amount is less than the reporting threshold established by the Securities and Exchange Commission (the “SEC”). The table below shows the value of perquisites and other benefits for fiscal year 2013.

Name	Life Insurance ($)	Unused Vacation Time ($) (a)	Travel Expenses for Family Members ($)
Douglas Valenti	1,047	27,666	—
Kenneth Hahn	644	40,203	—
Bronwyn Syiek	683	9,045	—
Scott Mackley	405	41,700	—
Nina Bhanap	372	15,072	8,560	(b)

(a)	Represents payments for unused vacation time pursuant to an executive paid time off policy adopted in October 2012.
(b)	Represents amounts paid by the Company to allow Ms. Bhanap’s children to accompany her on a business trip during fiscal year 2013.
(4)	Includes $6,095 paid by the Company to allow Ms. Bhanap’s children to accompany her on a business trip during fiscal year 2012.

Grant of Plan-Based Awards

The following table provides information regarding all grants of plan-based awards that were made to or earned by the Named Executive Officers during fiscal year 2013. Disclosure on a separate line item is provided for each award granted to a Named Executive Officer.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards ($) (1)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Stock Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($) (2)
Douglas Valenti	—	407,575	—	—	—	—

Kenneth Hahn	—	179,300	—	—	—	—
	July 27, 2012	—	125,000			1,205,000

Bronwyn Syiek	—	319,950	—	—	—	—
	July 27, 2012	—	125,000	—	—	1,205,000

Scott Mackley	—	268,600	—	—	—	—
	July 27, 2012	—	75,000	—	—	723,000
	July 27, 2012	—	—	50,000	9.64	217,905

Nina Bhanap	—	150,000		—	—	—
	July 27, 2012	—	75,000	—	—	723,000

(1)	Represents the executive officer’s target bonus opportunity under our Annual Incentive Plan for fiscal year 2013. The plan provided for individual target bonus opportunities for our Named Executive Officers ranging from 43% to 80% of base salary. Payout of the bonuses was dependent on achievement against our plan for Adjusted EBITDA and the individual executives’ achievement against that plan and against strategic objectives, as further described in “Compensation Discussion and Analysis.” The actual bonus payments for fiscal year 2013 are set forth in the “Summary Compensation Table” above.
(2)	The amounts shown reflect the fair value of each equity award on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the value of the equity awards, please see footnote (1) to the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Douglas Valenti	April 30, 2010	67,366	17,729	16.89	April 29, 2017	—	—
	August 7, 2009	84,050	3,655	9.91	August 6, 2016	—	—
	July 25, 2008	85,000	0	10.28	July 24, 2015	—	—
	January 31, 2007	165,000	0	10.34	January 30, 2017	—	—

Kenneth Hahn	July 27, 2012	—	—	—	—	125,000	1,078,750
	August 4, 2011	29,790	35,210	11.67	August 3, 2018	—	—
	November 17, 2009	35,832	4,168	19.00	November 16, 2016	—	—
	August 7, 2009	38,333	1,667	9.01	August 6, 2016	—	—
	July 25, 2008	50,000	0	10.28	July 24, 2015	—	—
	May 17, 2006	210,000	0	9.01	May 16, 2016	—	—

Bronwyn Syiek	July 27, 2012	—	—	—	—	125,000	1,078,750
	August 4, 2011	45,833	54,167	11.67	August 3, 2018	—	—
	November 17, 2009	89,583	10,417	19.00	November 16, 2016	—	—
	August 7, 2009	143,749	6,251	9.01	August 6, 2016	—	—
	July 25, 2008	125,000	0	10.28	July 24, 2015	—	—
	May 31, 2007	100,000	0	10.28	May 30, 2014	—	—
	May 17, 2006	100,000	0	9.01	May 16, 2016	—	—
	September 23, 2005	100,000	0	7.74	September 22, 2015	—	—
	May 20, 2005	185,000	0	6.38	May 19, 2015	—	—
	July 28, 2004	150,000	0	4.60	July 27, 2014	—	—
	November 19, 2003	100,000	0	4.60	November 18, 2013	—	—

Scott Mackley	July 27, 2012	—	—	—	—	75,000	647,250
	July 27, 2012	0	50,000	9.64	July 26, 2019	—	—
	August 4, 2011	68,750	81,250	11.67	August 3, 2018	—	—
	November 17, 2009	44,791	5,209	19.00	November 16, 2016	—	—
	August 7, 2009	95,832	4,168	9.01	August 6, 2016	—	—
	July 25, 2008	75,000	0	10.28	July 24, 2015	—	—
	May 31, 2007	50,000	0	10.28	May 30, 2014	—	—
	May 17, 2006	50,000	0	9.01	May 16, 2016	—	—
	September 23, 2005	100,000	0	7.74	September 22, 2015	—	—
	May 20, 2005	80,000	0	6.38	May 19, 2015	—	—
	July 28, 2004	120,000	0	4.60	July 27, 2014	—	—
	July 22, 2003	76,000	0	2.00	July 21, 2013	—	—

Nina Bhanap	July 27, 2012	—	—	—	—	75,000	647,250
	August 4, 2011	29,791	35,209	11.67	August 3, 2018	—	—
	November 17, 2009	44,791	5,209	19.00	November 16, 2016	—	—
	August 7, 2009	95,832	4,168	9.01	August 6, 2016	—	—
	July 25, 2008	75,000	0	10.28	July 24, 2015	—	—
	May 31, 2007	25,000	0	10.28	May 30, 2014	—	—
	December 1, 2006	25,000	0	9.40	November 30, 2016	—	—
	May 17, 2006	25,000	0	9.01	May 16, 2016	—	—
	December 1, 2005	25,000	0	9.00	November 30, 2015	—	—
	March 23, 2005	25,000	0	6.38	March 22, 2015	—	—
	July 28, 2004	6,174	0	4.60	July 27, 2014	—	—

(1)	Each stock option granted to our executive officers vests over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares of our common stock underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Each option also provides that 25% of the unvested shares subject to such option will vest if the employment of the executive officer is terminated without cause following a change in control of the Company.
(2)	The RSUs vest over four years as follows: 25% of the RSU awards vested on August 10, 2013, and 6.25% vest on each quarterly anniversary of August 10, 2013 (vesting events occurring on November 10, February 10, May 10 and August 10) over the 12 quarters following August 10, 2013, such that the final vesting date will be on August 10, 2017; except that the 50% of the RSU award granted to Mr. Mackley vested on August 10, 2013, and the remaining 50% will vest on August 10, 2014.
(3)	The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable Named Executive Officer by the closing price of our common stock on June 28, 2013, the last trading day of fiscal year 2013, which was $8.63.

Option Exercises and Stock Vested in Fiscal Year 2013

There were no option exercises by, or vesting of stock awards held by, the Named Executive Officers during fiscal year 2013.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Transition Agreement

On April 22, 2013, we entered into a Transition Services Agreement (the “Transition Agreement”) with Bronwyn Syiek, our President, which provides for the transition and conclusion of Ms. Syiek’s employment with the Company and also provides for severance payments to Ms. Syiek under certain circumstances. Pursuant to the Transition Agreement, Ms. Syiek will continue to work full time as our President at her current base salary through September 30, 2013. Ms. Syiek was eligible for, and received, a bonus for fiscal year 2013. From October 1, 2013 until April 1, 2014, Ms. Syiek will continue to serve as President and work part time at her current base salary but will not be eligible for a bonus for fiscal year 2014. Ms. Syiek or the Company may terminate her employment at any time, for any reason, subject to a maximum severance payment of two months of base salary. The terms of the Transition Agreement are contingent on Ms. Syiek signing a release agreement. If Ms. Syiek’s employment is not terminated before April 1, 2014, and provided that Ms. Syiek signs a release agreement, Ms. Syiek may enter into a 12-month consulting agreement with the Company, in consideration for which certain of her equity awards would continue to vest. Ms. Syiek or the Company could terminate the consulting agreement at any time and for any reason during the consulting period. Ms. Syiek would not receive cash compensation under the consulting agreement.

Double Trigger Equity Vesting

The following table sets forth quantitative estimates of the benefits that would have been received by the Named Executive Officers pursuant to the agreements for their outstanding stock options and RSUs if, within six months following a change in control of the Company, their employment had been terminated by the Company without cause or they had resigned for good reason (which includes actions by the Company to materially reduce the executive officer’s duties, salary or benefits or relocate his or her business office to more than 50 miles away). These estimates assume the change in control transaction and termination of employment both occurred on June 30, 2013 and, as provided in their agreements, the vesting of their outstanding stock options and RSUs had been accelerated as to 25% of the unvested shares of our common stock covered by such agreements.

Named Executive Officer	Value of Stock Award Acceleration Benefit (1)
Douglas Valenti	—
Kenneth Hahn	$269,688
Bronwyn Syiek	$269,688
Scott Mackley	$161,813
Nina Bhanap	$161,813

(1)	The aggregate dollar value reported in connection with the acceleration of the outstanding RSUs represents the aggregate fair market value of our common stock underlying the accelerated RSUs as of June 30, 2013, multiplied by the number of the accelerated RSUs. Stock options subject to acceleration are not included in the table above because none of the accelerated stock options were “in-the-money” as of June 30, 2013.

Equity Compensation Plan Information

The following table provides information as of June 30, 2013 with respect to shares of our common stock issuable under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)(c)
Equity compensation plans approved by security holders	11,699,659	10.31	5,038,401	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	11,699,659	10.31	5,038,401

(1)	The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.
(2)	The number of shares available under our 2010 Equity Incentive Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing that there shall be a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 2 on the enclosed proxy card.

PwC served as QuinStreet’s independent registered public accounting firm for the 2012 and 2013 fiscal years. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2013 Annual Meeting of Stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2014. See “Report of the Audit Committee.”

The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2013 and 2012.

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$1,345,000	$1,242,000
Audit-Related Fees	$—	$115,900
Tax Fees	$379,000	$357,222
All Other Fees	$1,800	$—

Total	$1,725,800	$1,715,122

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All other fees consist of subscription service fees for use of accounting research software.

Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services actually provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:

•	QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;

•	reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and

•	QuinStreet’s legal, regulatory and ethical compliance programs as established by management and the Board.

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management and any internal auditors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and The NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreet’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.

The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2013, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with The NASDAQ Stock Market corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with QuinStreet’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of QuinStreet’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

Members of the Audit Committee

of the Board of Directors of QuinStreet, Inc.

Dana Stalder (Chair)

John G. McDonald

Robin Josephs

James Simons

PROPOSAL 3:

APPROVAL OF FISCAL YEAR 2013 COMPENSATION AWARDED TO

NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of fiscal year 2013 compensation awarded to our Named Executive Officers, which is designated as Proposal No. 3 on the enclosed proxy card.

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers for fiscal year 2013. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer but rather the overall compensation of all of our Named Executive Officers and the compensation philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on QuinStreet, our Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this Proxy Statement, and in particular the information discussed in “Executive Compensation — Compensation Discussion and Analysis” above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation awarded to our Named Executive Officers for fiscal year 2013, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures included in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for the fiscal year ended June 30, 2013, including the consolidated financial statements audited by PwC, an independent registered public accounting firm, and their report thereon dated August 20, 2013, is being mailed to all stockholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended June 30, 2013, as filed with the SEC, will be sent to any stockholder without charge upon written request to: QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404, Attention: Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://investor.quinstreet.com/governance.cfm. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

O THER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2014 annual meeting of stockholders may do so by following the procedures prescribed in SEC Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 15, 2014.

Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2014, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary not later than the close of business on July 30, 2014 and no earlier than the close of business on June 30, 2014, so long as the 2013 annual meeting of stockholders is not advanced by more than 30 days or delayed by more than 30 days from October 28, 2014 (the anniversary date of the prior year’s annual meeting of stockholders), in which case a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely, and we will not be required to present it at the 2014 annual meeting of stockholders.

By order of the Board of Directors,

/s/ Douglas Valenti

Douglas Valenti

Chief Executive Officer

September 12, 2013

Foster City, California

QuinStreet
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM PST, on October 27, 2013.
Vote by Internet
Go to www.investorvote.com/QNST
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X
as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. ELECTION OF DIRECTORS.
Nominees: For Withhold For Withhold +
01 - James Simons 02 - Dana Stalder
For Against Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the current year.
For Against Abstain
3. Approval, by advisory vote, of the compensation of the named executive officers as disclosed in the proxy statement.
For Against Abstain
NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2013 annual meeting of stockholders and any adjournments thereof.
B Non-Voting Items
Change of Address — Please print new address below.
Comments — Please print your comments below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
01OYHB
C 1234567890 J N T
1 U P X 1 6 9 0 1 4 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
QuinStreet
Proxy — QuinStreet, Inc.
2013 Meeting of Stockholders — October 28, 2013
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Douglas Valenti, Kenneth Hahn, and Greg Wong, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QuinStreet, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Stockholders of the company to be held October 28, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://investor.quinstreet.com/governance.cfm
(Continued and to be marked, dated and signed, on the other side)